UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2006
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      Entry into a Material Definitive Agreement.
     On March 6, 2006, Onyx Pharmaceuticals, Inc., or Onyx, and Bayer Pharmaceuticals Corporation, or Bayer, entered into a Co-Promotion Agreement to co-promote Onyx’s lead product Nexavar in the United States. This agreement supersedes those provisions of the Collaboration Agreement that relate to the co-promotion of Nexavar in the United States between Bayer and Onyx dated April 22, 1994, as amended on April 4, 1996 and February 1, 1999.
     Under the terms of the Co-Promotion Agreement and consistent with the terms of the Collaboration Agreement, Onyx will share equally in the profits or losses of Nexavar, if any, in the United States, subject only to Onyx’s continued cofunding of the development costs of Nexavar worldwide, excluding Japan. The co-promotion of Nexavar in the United States will be supervised and managed by an executive committee that will have equal representation of both Onyx and Bayer and that will, among other responsibilities, determine the overall strategy for the co-promotion and approve the co-promotion program and budget. In addition, a joint marketing committee comprised of an equal number of Onyx and Bayer representatives will prepare and oversee the implementation of the co-promotion program and budget. Outside of the United States, the terms of the Collaboration Agreement will continue to govern.
     Onyx and Bayer will each contribute half of the overall number of sales force personnel required to market and promote Nexavar in the United States and half of the medical science liaisons to support Nexavar in the United States. Onyx and Bayer will each bear their own sales force and medical science liaison expenses.
     Bayer will provide all product distribution and substantially all marketing services for Nexavar in the United States. With respect to distribution, Bayer will be compensated based on a fixed percent of gross sales of Nexavar in the United States. Bayer will be reimbursed for 50% of its budgeted expenses for its marketing services. Each of Onyx and Bayer will also share equally in any other out-of-pocket marketing expenses that it incurs in connection with the marketing and promotion of Nexavar in the United States. Bayer will continue to manufacture all Nexavar sold in the United States and will be reimbursed at an agreed transfer price for such manufactured product.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: March 9, 2006	By:	/s/ Marilyn E. Wortzman
Marilyn E. Wortzman
Vice President, Finance and Administration